# THE ENERGY FORUM

Exhibit 99


LINCOLNWAY ENERGY
NEVADA, IOWA

**Volume X, Issue III** **December 2014**

## INSIDE THIS EDITION

## UNIT TRADING

| | |
|---|---|
| September 2014 | 40 Units @ $700/unit |
| October 2014 | No Sales |
| November 2014 | 25 Units @ $725/units |

## SHARPENING our EDGE

By Eric Hakmiller, President and CEO

The ethanol industry is a very competitive business with two hundred plants all trying to find a competitive edge in the market place. At Lincolnway Energy, we have targeted reducing our processing costs and the efficient production of ethanol and co-products as our best path to success. To reach our target we focused on converting to natural gas as a more efficient fuel source and developed a plan to upgrade our core processing capabilities which we branded as Pure Stream™. In October, we have made significant strides in both areas so I thought I would take a moment to update you on our progress.

To those who live in the area and drive by the facility you will see two new stacks emitting plumes of clean white steam from the plant. The taller stack is our new RTO (Regenerative Thermal Oxidizer) and the shorter stack is to our new natural gas boiler. The RTO is needed to vaporize any particulates our driers produce in order to reduce emissions into the atmosphere. This was previously done inside the coal boiler. The smaller stack is for the new natural gas boiler. This is a highly efficient boiler and is driven by the new natural gas pipeline that was built for Lincolnway Energy (as well as Iowa State and DuPont Cellulosic) by Alliant Energy that stretches from Story City down to Ames. These two pieces of equipment represent the largest investment we have made in the plant since inception. While this description is short these few words represent hundreds of man hours of work over the last two years, all with the goal of getting our fuel costs in line with the rest of the industry.

After getting the boiler operational, we are very happy with the results. It is still early, but we are seeing better than projected gas use and a significantly greater reduction in electrical use than planned. We still have the coal combustor ready for use and may have an option to fire it on alternative fuel sources sometime in the future, but for now we are focused on running with natural gas. The biggest change operationally is that now the energy center operations follow the production center rather than the reverse which maximizes the ethanol we can produce from the facility.

Pure Stream™, which I have mentioned before in earlier newsletters, is a name for a multi-phased process improvement project we began to implement last year. The goal is to upgrade the technology in the plant to state of the art. Each phase is a standalone project that has a positive cash flow and builds on our inherent strengths of good quality corn and good access to markets. If you remember, Phase 1 was the introduction of the ICM SMT™ system as the first process improvement to the plant since construction. This adds a

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**Lincolnway Energy, LLC**
59511 W. Lincoln Highway
Nevada, Iowa 50201
Office: 515-232-1010
Fax: 515-663-9335
www.lincolnwayenergy.com

## FORWARD LOOKING STATEMENTS

Continued from page 1

physical grind step to our pre-processing which gives our product a uniform consistency before fermentation. This improved the robustness of our processing and resulted in the fourth quarter of 2014 being the highest volume quarter in our history. Our timing turned out to be very fortunate with more volume arriving when the margins in ethanol were very strong.

The next planned phase also increases throughput in addition to allowing us the ability to access more corn oil out of the bushel. At today's prices of roughly $0.30 per pound corn oil is pound for pound the most valuable component of the corn bushel. Lincolnway Energy was an innovator in the extraction of corn oil in the industry with the third corn oil extraction process ever installed in a dry milled facility but technology has moved beyond what we have installed. The Phase 2 technology will put us back in the forefront of corn oil extraction and dramatically influence the revenue we are able to produce out of each bushel of corn we purchase. This Phase 2 should be operational by March of 2015.

We are also simultaneously working on Phase 3 and we would expect to see that phase operational in July of 2015. This phase focuses on improving the process flow before fermentation by changing the carbohydrate make up in our fermenters. It will build on the earlier technology and produce another step change in the amount of ethanol this facility can produce as well as a significant increase in the ethanol yield we achieve per bushel. This phase should push Lincolnway Energy into the upper echelon of the industry in terms of efficiency and production per dollar invested.

All and all it should be an exciting year. We are already running better than we have ever run in in the past but we are not stopping there. We are focusing on the execution of the next two phases of Pure Stream™ and are already planning on what the fourth phase in Pure Stream™ will look like. As the rest of the industry continues to improve we need these kinds of efforts to remain competitive. It is the constant pushing of our technology and our thinking that will give Lincolnway Energy its edge today and allow us to stay a strong, independent competitor in the future.

## Cheryl Hemphill Lab Manager



Hello. My name is Cheryl Hemphill. I grew up in Iowa and graduated from the University of Iowa with a B.S. in biochemistry. My daughter Ashley is also an Iowa Hawkeye grad. My son Michael is currently serving our country. I am very proud of both of them.

I have served the ethanol industry for 16 years. I have worked for ethanol plants in Illinois and Wisconsin. I am happy to be in Hawkeye territory again.

It is gratifying to work for an ethanol plant that will be a leader in the industry. There are exciting plans for the future and with the talented staff we have here these goals will be achieved quickly.

## Lincolnway Energy *Financial Results*

By Kris Strum, Director Finance

Lincolnway Energy, LLC ended the 2014 fiscal year with $18.0 million in net income. The second highest net income reported since production began in 2006. Net income for the last quarter was $6.2 million. Strong market conditions, a focus on margin management and production efficiencies gained through capital investments in the SMT process are all factors for this year's success. The chart to the right shows net income levels over the last 9 years.


Net Income
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$-
$(5,000,000)
$(10,000,000)
2006 2007 2008 2009 2010 2011 2012 2013 2014
Net Income

Working capital for fiscal year 2014 set an all-time high at $25.5 million. Having a strong balance sheet has positioned LWE to pay a distribution to its members and to make further capital investments.

Book value per share reached $1,338 per share in 2014. The second highest since 2007 when book value per share reached $1,426. The chart below shows a look back at book value per share over the last 9 years.


Book Value per Share
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$-
2006 2007 2008 2009 2010 2011 2012 2013 2014
Book Value per Share

A complete SEC 10K report for the year ended September 30, 2014, can be found on a link on the Lincolnway Energy's website under the heading Investors and SEC Financial Report.

## TAX YEAR AND CASH FLOW

**We are changing our tax year to a calendar year to put LWE in a better long-term financial position in the future. Even though LWE does not pay taxes, the US government requires Lincolnway to make a deposit to the U.S. Treasury for the amount of tax due for the October through December quarter as if Lincolnway Energy had to pay taxes. This is cash LWE can neither use to invest in the business nor pay shareholders in dividends and it does not decrease the amount of tax you owe. What this tax year change means to you is you will receive two K-1s (in the same envelope) this year. One K-1 is for the normal tax year October 2013 to September 2014. The second K-1 is for a short tax year, October 2014 to December 2014. If you have any questions, please feel free to give us a call at 515-232-1010.**

# COMMODITY *OUTLOOK*

By Blair Picard, Commercial Manager

A record corn crop of 14.4 billion bushels with a record yield of 173.4 on 83.1 mln harvested acres has been confirmed by the USDA. These figures may change modestly in the final report issued after the first of the year, but only modest changes can be expected. USDA's forecasted Average Farm Price for the 2014/15 crop year is about $3.50 per bushel or roughly half of that experienced in the 2012/13 drought year. Corn stocks will rise to 2 billion bushels at the end of the year and the all-important stocks use ratio will rise to a comfortable 15%.

But like politics and real estate, production agriculture and ethanol production are local. In 2013/14 our area experienced a poor crop, leaving bins dead empty prior to the recent harvest. While yields were very good in the Story county area, too much rain compared to most other growing areas resulted in a very good but not great crop. This was the case in enough western corn belt areas that we saw an early bottom and an ensuing sharp rally in both corn futures and corn basis in much of the country. Corn futures rallied 70 cents from their October 1st bottom and basis is up 25 cents from its pre-harvest lows. It is a classic case of expectations exceeding reality.

From Lincolnway Energy's perspective, the corn rally was fortunately accompanied by a corresponding rally in ethanol prices. Ethanol production margins have been steady or improving for the past couple of months. While the farmer has been a reluctant seller with the result of improved corn prices, the US economy has registered continuing modest improvement. And, as you have probably noticed, the price of gasoline at the pump has been moving steadily lower. With more people working and driving to work, and a lower per mile cost of transportation, gasoline demand has experienced its first clear increase in at least a couple of years. This has translated into higher ethanol demand and prices. The market has responded to a farmer induced constrained corn supply with higher corn prices and to an economy driven higher gasoline/ethanol demand with higher ethanol prices.

Ethanol producers are attempting to bolster production in response to the improving demand. But restarting mothballed plants has proven difficult and railroad snafus are preventing gallons from getting to market. The "invisible hand" has been hard at work. At Lincolnway Energy we are margin, not price, driven and are striving to move more gallons through the plant and to the pump.

From here, our expectation is for very steady corn prices with the potential for a brisk rally next spring. Demand and supply are currently in good balance. But the most important factor at work in corn is the prospect for reduced production in 2015. Both North and South American producers are expected to reduce corn plantings next year. The reason is better soybean economics. Despite the recent rally, corn prices have fallen dramatically the past two years. Input prices have been sticky to the downside. Soybean prices rose to nearly 3.5 times the price of corn this year and are the preferred crop in South America. And inputs costs are below those in corn. Plantings are expanding there at the expense of corn. In this country, for much the same reasons, current forecasts indicate we could lose as much as 4 million acres of corn next spring. The shadow of reduced production and a return to a corn stocks/use ratio below 10% late next year should prevent corn prices from moving back toward the recent lows. But the job of plowing through this year's record crop will also keep a fairly tight lid on the upside. $3.70-$4.20 local cash corn is our expected price range for the next few months. We urge producers to check Lincolnway Energy prices before making their marketing decisions. LWE is generally the price leader in our area and we welcome the opportunity to serve our local producer.

# PRODUCTION AND PROJECTS-*NOVEMBER 2014*

By Dave Sommerlot,
Plant Manager



RTO and Boiler site

This fall continued to be a very busy period for LWE. We just finalized our fall shutdown and startup when we finished the commissioning and startup of the new Regenerative Thermal Oxidizer (RTO)and Natural Gas Boiler, including running both on natural gas being transported to us via the new Story City gas line which became operational Nov 24. Our new units have been running now for about one month and dramatically changed how the plant operates. We started up the RTO, boiler and plant after the shutdown on Nov 3 and after about 5 days of final boiler fine tuning were completed on the boiler, we just ran the plant. Our operating staff is getting comfortable running the plant and optimizing production and utilizing a boiler that follows the boiler plant steam demand perfectly, vs the other way around. The winter looks to be a repeat of last winter, so running with this new boiler will be much easier than running with the coal system and boiler.

Another project in the final steps of construction is the new ethanol storage tank to be used for storing DuPont's Cellulosic ethanol. The tank's pump and piping inside the tank farm started in October and is scheduled to be completed in December. The schedule for startup is in line with DuPont's plant startup schedule in the first quarter of 2015.

We had a short end-of-October shutdown to do the above tie-ins for the tank farm, RTO and boiler plus several other projects to help the plant maintain good efficiencies and emission compliance.

Engineering work continues on the next steps of implementing the next step of Pure Stream™ with construction beginning in November. As above, our fall has been productive with good ethanol production, yields and quality.

# Iowa Renewable Fuels Association

## 9th Annual Iowa Renewable Fuels Summit & Trade Show

Network with renewable fuels advocates and business leaders at the 9th Annual Iowa Renewable Fuels Summit and Trade Show on January 27, 2015, at the Prairie Meadows Conference Center, Altoona, Iowa. Hosted by the Iowa Renewable Fuels Association (IRFA), the event will focus on the policy and politics of renewable energy – two areas that have a major influence on biofuels markets.

The IRFA is pleased to announce that Wesley Clark, retired four-star General, will give the industry keynote address on "American Ethanol and Energy Security." General Clark currently serves as co-chairman of Growth Energy's board of directors. Prior to retirement from the U.S. Army, he served as NATO Supreme Allied Commander Europe.

**Other highlights include:**

- Governor Terry Branstad (Invited) – Leading the Nation in the Advancement of Renewable Fuels
- Energy Policy Outlook – A discussion of the Renewable Fuel Standard, Farm Bill and Tax Policy
- U.S. Navy Rear Admiral (Ret.) Len Hering – Securing the Nation's Energy Independence
- Political Outlook Panel – How will energy policy shape the 2016 elections?
- Customer Choice with E15 – Retailers share their experience and opportunities with E15

Attendees can register to win door prizes, including two tickets to any NASCAR race of the winner's choice. The Summit is ***free*** and open to the public. Pre-registration is required. To register, go to: http://iowarfa.org/2015Summit.php.

**Lincolnway Energy, LLC**
59511 W. Lincoln Highway
Nevada, Iowa 50201

Volume X, Issue III December 2014


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